EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following list identifies only Registrant’s significant subsidiaries as defined in Rule 1-02(w) of Regulation S-X.

Name	Jurisdiction of Incorporation	Year Organized
Altera International, Inc.	Cayman Islands	1997

Altera International Limited	Hong Kong	1997